As filed with the Securities and Exchange Commission on March 31, 2009
                          Registration No. 333-132007

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                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   FORM 12b-25
                           NOTIFICATION OF LATE FILING

                                URANIUM 308 CORP.

         Nevada                                          1000
(State or other jurisdiction              (Primary Standard Industrial
of incorporation or organization)             Classification Number)

           33-1173228                               917027 104
      (I.R.S. Employer                            CUSIP Number
    Identification Number)

                       2820 W. Charleston Blvd., Suite 22
                               Las Vegas, NV 89102
                               (executive office)

                                  With copy to:

                                  Devlin Jensen
                             Barristers & Solicitors
                               Attn: Mike Shannon
                        Suite 2550 - 555 W. Hastings St.
                  Vancouver, British Columbia, Canada, V6B 4N5
                     Tel: (604) 684-2550 Fax: (604) 684-0916
                               (Agent for Service)

      (Check one): |X| Form 10-K |_| Form 20-F |_| Form 11-K |_| Form 10-Q
                   |_| Form 10-D |_| Form N-SAR |_| Form N-CSR

                   For Period Ended: December 31, 2008

                   |_|   Transition Report on Form 10-K
                   |_|   Transition Report on Form 20-F
                   |_|   Transition Report on Form 11-K
                   |_|   Transition Report on Form 10-Q
                   |_|   Transition Report on Form N-SAR

                   For the Transition Period Ended:

PART I -- REGISTRANT INFORMATION

Uranium 308 Corp.
2820 W. Charleston Blvd., Suite 22
Las Vegas, NV  89102

PART II -- RULES 12b-25(b) AND (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b- 25(b), the following should be completed. (Check box if appropriate)

      (a) The reason described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense

      (b) The subject annual report, semi-annual report, transition report on Form 10-K, Form 20-F, Form 11-K, Form NSAR or Form N-CSR, or portion thereof, will be filed on or before the fifteenth calendar day
|X| following the prescribed due date; or the subject quarterly report of transition report on Form 10-Q or subject distribution report on Form 10-D, or portion thereof, will be filed on or before the fifth calendar day following the prescribed due date; and

      (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.

PART III -- NARRATIVE

         The Registrant's recent activities have delayed the preparation and review of its Annual Report on Form 10-K. The Registrant represents that the Form 10-K will be filed by no later than the 15th day following the date on which the Form 10-K was due.

PART IV -- OTHER INFORMATION

The name and telephone number of person to contact in regard to this notification is:

Dennis Tan                          866                        892-5232
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Name                              Area Code                  Telephone Number

(1) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months (or for such shorter) period that the registrant was required to file such reports) been filed? If answer is no, identify reports:
                                                                  |X| Yes |_| No

(2) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?
                                                                  |_| Yes |X| No

         If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

                                Uranium 308 Corp.
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                   Name of Registrant as Specified in Charter

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 30, 2009                   By /s/ Dennis Tan
                                          --------------------------------------
                                              Dennis Tan
                                              President, CEO and Director